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Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP REPORTS SECOND QUARTER RESULTS
AND ANNOUNCES QUARTERLY DIVIDEND

        Indianapolis, Indiana—July 26, 2011...Simon Property Group, Inc. (the "Company" or "Simon") (NYSE:SPG) today reported results for the quarter ended June 30, 2011.

  •
  Net income attributable to common stockholders was $205.1 million, or $0.70 per diluted share, as compared to $152.5 million, or $0.52 per diluted share, in the prior year period.

  •
  Funds from Operations ("FFO") was $583.0 million, or $1.65 per diluted share, as compared to $487.7 million, or $1.38 per diluted share, in the prior year period.

        "Our strong momentum continued in the second quarter as demonstrated by the 19.6% growth in FFO per share," said David Simon, Chairman and Chief Executive Officer. "This growth was driven by higher revenues generated by our core portfolio as well as the positive impact of our acquisition activity. Second quarter comparable property net operating income growth in our regional mall and Premium Outlets® portfolio was 3.5%, and our operating fundamentals reflect the high quality of our assets with higher occupancy, sales and rent than in the year earlier period."

U.S. Operational Statistics(1)

	As of June 30, 2011	As of June 30, 2010	% Increase
Occupancy(2)	93.5%	93.1%	+40 basis points
Total Sales per Sq. Ft.(3)	$513	$469	9.4%
Average Rent per Sq. Ft.(2)	$39.70	$38.62	2.8%

(1)
Combined information for U.S. regional malls and U.S. Premium Outlets. Does not include information for properties owned by SPG-FCM (the Mills portfolio) or the properties acquired in the Prime Outlets transaction.

(2)
Represents mall stores in regional malls and all owned gross leasable area in Premium Outlets.

(3)
Rolling 12 month sales per square foot for mall stores less than 10,000 square feet in regional malls and all owned gross leasable area in Premium Outlets.

Dividends

        Today the Company announced that the Board of Directors approved the declaration of a quarterly common stock dividend of $0.80 per share. This dividend is payable on August 31, 2011 to stockholders of record on August 17, 2011.

        The Company also declared the quarterly dividend on its 8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) Stock of $1.046875 per share, payable on September 30, 2011 to stockholders of record on September 16, 2011.

Acquisition and Disposition Activity

        On July 19th, the Company acquired a 100% ownership interest in ABQ Uptown, a lifestyle center located in Albuquerque, New Mexico for a purchase price of $86 million. The 222,000 square foot center is 95% leased and generates sales of approximately $650 per square foot. Tenants of ABQ include Ann Taylor, Ann Taylor Loft, Anthropologie, Apple Computer, BCBG Max Azria, California Pizza Kitchen, Francesca's Collections, L'Occitane, Lucky Brand Jeans, Pottery Barn and Williams-Sonoma.

        On June 28th, the Company completed the sale of Prime Outlets—Jeffersonville, a 410,000 square foot outlet center in Jeffersonville, Ohio for $134 million.

Development Activity

In the U.S.

        The Company has one new development project under construction—Merrimack Premium Outlets in Merrimack, New Hampshire. This 409,000 square foot upscale outlet center is located one hour north of metropolitan Boston and is scheduled to open in the second quarter of 2012. The Company owns 100% of this project.

        Renovation and expansion projects are underway at 18 centers. In addition, the restoration of Opry Mills in Nashville, Tennessee, continues and is expected to be completed in the spring of 2012. This landmark asset has been closed since it was damaged by a historic flood in May of 2010.

        During the second quarter, the Company announced the following department store additions:

  •
  Southridge Mall in Greendale (Milwaukee), Wisconsin—a 150,000 square foot Macy's is scheduled to open in March of 2012.

  •
  The Mall at Rockingham Park in Salem (Boston), New Hampshire—a 121,000 square foot Lord & Taylor is scheduled to open in March of 2012.

  •
  Gurnee Mills in Gurnee (Chicago), Illinois—a 140,000 square foot Macy's is scheduled to open in March of 2013.

        In 2011, the Company plans to open a total of 37 new anchors/big boxes including Carson Pirie Scott, Dick's Sporting Goods, H.H. Gregg, Herberger's, Kohl's, Marshalls, Target, and Ulta. Fifteen anchor/big box deals are currently scheduled to open in 2012 and 2013, including the department store additions referenced above.

International

        Sendai-Izumi Premium Outlets re-opened on June 17th after a three month closure for repairs as a result of the March earthquake. Shopper response to the re-opened center, located near Sendai, Japan, has been very positive.

        On July 14th, the Company opened a 52,000 square foot expansion of Tosu Premium Outlets in Fukuoka, Japan, adding 28 new stores to the center. Fashion brands in the expansion include A--X Armani Exchange, Burberry, Galliano, Just Cavalli, Malo, Michael Kors and TAG Heuer. The Company owns a 40% interest in this project.

        Construction continues on the following projects:

  •
  Johor Premium Outlets, a new 173,000 square foot upscale outlet center located in Johor, Malaysia. The center is located one hour's drive from Singapore and is projected to open in November of 2011. The Company owns a 50% interest in this project.

  •
  A 93,000 square foot expansion of Ami Premium Outlets in Ibaraki Prefecture, Japan, expected to open in December of 2011. The Company owns a 40% interest in this project.

Joint Venture Development Announcements

        On May 23rd, the Company and Calloway Real Estate Investment Trust announced the signing of a letter of intent to develop the first Premium Outlet Center® in Canada. The center will be located in the Town of Halton Hills, Ontario, just 15 minutes outside of Toronto. The Halton Hills site, located at Highway 401 and Trafalgar Road, has in-place zoning approvals permitting outlet center uses. Construction is expected to begin in the spring of 2012.

        On June 30th, the Company and Tanger Factory Outlet Centers, Inc. announced that they have entered into a definitive 50/50 joint venture agreement for the development, construction, leasing and management of an upscale outlet center in Texas City, Texas. The center will be located approximately 30 miles south of Houston and 20 miles north of Galveston, on the highly traveled Interstate 45. Construction is expected to begin in August of 2011.

2011 Guidance

        On February 4, 2011, the Company initially provided FFO guidance with an estimate of FFO within a range of $6.45 to $6.60 per diluted share. Increased guidance was provided with first quarter results on April 29, 2011. Today the Company increased guidance once again, estimating that FFO will be within a range of $6.65 to $6.73 per diluted share for the year ending December 31, 2011, and diluted net income will be within a range of $2.74 to $2.82 per share.

        The following table provides a reconciliation of the range of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2011

	Low End	High End
Estimated diluted net income available to common stockholders per share	$2.74	$2.82
Depreciation and amortization including the Company's share of joint ventures	3.95	3.95
Gain on sale or disposal of assets	(0.04)	(0.04)

Estimated diluted FFO per share	$6.65	$6.73

Conference Call

        The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investors tab), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. Eastern Time (New York time) today, July 26, 2011. An online replay will be available for approximately 90 days at www.simon.com,

www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com.

Supplemental Materials and Website

        The Company has prepared a supplemental information package which is available at www.simon.com in the Investors section, Financial Information tab. It has also been furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

        We routinely post important information for investors on our website, www.simon.com, in the "Investors" section. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

        This press release includes FFO and comparable property net operating income growth, which are adjusted from financial performance measures defined by accounting principles generally accepted in the United States ("GAAP"). Reconciliations of these measures to the most directly comparable GAAP measures are included within this press release or the Company's supplemental information package. FFO and comparable property net operating income growth are financial performance measures widely used in the REIT industry.

Forward-Looking Statements

        Certain statements made in this press release may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to: the Company's ability to meet debt service requirements, the availability and terms of financing, changes in the Company's credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, changes in value of investments in foreign entities, the ability to hedge interest rate risk, risks associated with the acquisition, development, expansion, leasing and management of properties, general risks related to retail real estate, the liquidity of real estate investments, environ-mental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, terrorist activities, changes in economic and market conditions and maintenance of our status as a real estate investment trust. The Company discusses these and other risks and uncertainties under the heading "Risk Factors" in its annual and quarterly periodic reports filed with the SEC. The Company may update that discussion in its periodic reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

About Simon

        Simon Property Group, Inc. is an S&P 500 company and the largest real estate company in the U.S. The Company currently owns or has an interest in 392 retail real estate properties comprising 263 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide. The Company's common stock is publicly traded on the NYSE under the symbol SPG. For further information, visit the Simon Property Group website at www.simon.com.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
REVENUE:
Minimum rent	$649,570	$580,157	$1,293,902	$1,151,767
Overage rent	21,980	14,477	39,121	27,688
Tenant reimbursements	285,623	255,693	567,048	511,621
Management fees and other revenues	31,259	28,349	61,751	56,917
Other income	52,429	54,890	98,913	110,644

Total revenue	1,040,861	933,566	2,060,735	1,858,637
EXPENSES:
Property operating	109,025	101,234	208,567	200,002
Depreciation and amortization	261,298	234,190	527,608	463,099
Real estate taxes	93,424	78,658	186,688	168,387
Repairs and maintenance	24,657	20,605	55,492	44,350
Advertising and promotion	24,958	22,282	46,846	41,118
Provision for credit losses	274	4,487	1,679	1,036
Home and regional office costs	31,453	26,744	60,509	44,059
General and administrative	8,974	5,627	16,640	10,739
Transaction expenses	—	11,269	—	14,969
Other	19,226	13,003	38,244	28,495

Total operating expenses	573,289	518,099	1,142,273	1,016,254

OPERATING INCOME	467,572	415,467	918,462	842,383
Interest expense	(244,517)	(261,463)	(492,634)	(525,422)
Loss on extinguishment of debt	—	—	—	(165,625)
Income tax (expense) benefit of taxable REIT subsidiaries	(703)	510	(1,846)	308
Income from unconsolidated entities	13,821	10,614	32,441	28,196
Gain on sale or disposal of assets and interests in unconsolidated entities	14,349	20,024	13,765	26,066

CONSOLIDATED NET INCOME	250,522	185,152	470,188	205,906
Net income attributable to noncontrolling interests	44,567	33,313	83,987	39,084
Preferred dividends	834	(665)	1,669	4,945

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$205,121	$152,504	$384,532	$161,877

Basic Earnings Per Common Share:
Net income attributable to common stockholders	$0.70	$0.52	$1.31	$0.56

Diluted Earnings Per Common Share:
Net income attributable to common stockholders	$0.70	$0.52	$1.31	$0.56

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	June 30, 2011	December 31, 2010
ASSETS:
Investment properties, at cost	$27,496,266	$27,508,735
Less—accumulated depreciation	8,097,828	7,711,304

	19,398,438	19,797,431
Cash and cash equivalents	789,713	796,718
Tenant receivables and accrued revenue, net	381,895	426,736
Investment in unconsolidated entities, at equity	1,345,912	1,390,105
Deferred costs and other assets	1,967,064	1,795,439
Note receivable from related party	651,000	651,000

Total assets	$24,534,022	$24,857,429

LIABILITIES:
Mortgages and other indebtedness	$17,013,893	$17,473,760
Accounts payable, accrued expenses, intangibles, and deferred revenues	1,049,313	993,738
Cash distributions and losses in partnerships and joint ventures, at equity	606,526	485,855
Other liabilities and accrued dividends	205,028	184,855

Total liabilities	18,874,760	19,138,208

Commitments and contingencies
Limited partners' preferred interest in the Operating Partnership and noncontrolling redeemable interests in properties	90,161	85,469
EQUITY:
Stockholders' equity:
Capital stock (850,000,000 total shares authorized, $.0001 par value, 238,000,000 shares of excess common stock, 100,000,000 authorized shares of preferred stock):
Series J 8 3/8% cumulative redeemable preferred stock, 1,000,000 shares authorized, 796,948 issued and outstanding, with a liquidation value of $39,847	45,211	45,375
Common stock, $.0001 par value, 511,990,000 shares authorized, 297,470,440 and 296,957,360 issued and outstanding, respectively	30	30
Class B common stock, $.0001 par value, 10,000 shares authorized, 8,000 issued and outstanding	—	—
Capital in excess of par value	8,060,402	8,059,852
Accumulated deficit	(3,202,852)	(3,114,571)
Accumulated other comprehensive income	45,853	6,530
Common stock held in treasury at cost, 3,884,305 and 4,003,451 shares, respectively	(153,437)	(166,436)

Total stockholders' equity	4,795,207	4,830,780
Noncontrolling interests	773,894	802,972

Total equity	5,569,101	5,633,752

Total liabilities and equity	$24,534,022	$24,857,429

 SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Minimum rent	$493,100	$485,304	$972,350	$979,118
Overage rent	30,007	25,159	62,010	56,337
Tenant reimbursements	231,059	230,039	459,606	464,615
Other income	49,808	52,687	91,449	98,727

Total revenue	803,974	793,189	1,585,415	1,598,797
Operating Expenses:
Property operating	154,328	155,272	306,304	309,733
Depreciation and amortization	191,471	197,047	381,198	396,084
Real estate taxes	63,986	60,586	126,710	130,699
Repairs and maintenance	20,375	26,065	42,953	53,774
Advertising and promotion	13,970	13,613	29,694	30,223
Provision for credit losses	3,063	565	4,676	1,439
Other	63,765	60,092	109,348	105,181

Total operating expenses	510,958	513,240	1,000,883	1,027,133

Operating Income	293,016	279,949	584,532	571,664
Interest expense	(215,585)	(218,018)	(426,472)	(435,181)
Loss from unconsolidated entities	(2,205)	(602)	(2,122)	(1,041)
Gain on sale or disposal of assets and interests in unconsolidated entities, net	15,506	39,761	15,506	39,761

Net Income	$90,732	$101,090	$171,444	$175,203

Third-Party Investors' Share of Net Income	$56,455	$58,653	$106,470	$103,689

Our Share of Net Income	34,277	42,437	64,974	71,514
Amortization of Excess Investment(A)	(12,703)	(11,486)	(24,780)	(22,981)
Our Share of Gain on Sale or Disposal of Assets, net	(7,753)	(20,337)	(7,753)	(20,337)

Income from Unconsolidated Entities	$13,821	$10,614	$32,441	$28,196

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	June 30, 2011	December 31, 2010
Assets:
Investment properties, at cost	$21,599,545	$21,236,594
Less—accumulated depreciation	5,465,111	5,126,116

	16,134,434	16,110,478
Cash and cash equivalents	770,698	802,025
Tenant receivables and accrued revenue, net	350,440	353,719
Investment in unconsolidated entities, at equity	142,406	158,116
Deferred costs and other assets	526,054	525,024

Total assets	$17,924,032	$17,949,362

Liabilities and Partners' Equity:
Mortgages and other indebtedness	$16,223,218	$15,937,404
Accounts payable, accrued expenses, intangibles and deferred revenue	759,565	748,245
Other liabilities	943,137	961,284

Total liabilities	17,925,920	17,646,933
Preferred units	67,450	67,450
Partners' (deficit) equity	(69,338)	234,979

Total liabilities and partners' (deficit) equity	$17,924,032	$17,949,362

Our Share of:
Partners' (deficit) equity	$(13,882)	$146,578
Add: Excess Investment(A)	753,268	757,672

Our net Investment in Joint Ventures	$739,386	$904,250

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)
Excess investment represents the unamortized difference of the Company's investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON

Reconciliation of Non-GAAP Financial Measures(1)
Unaudited
(In thousands, except as noted)

Reconciliation of Consolidated Net Income to FFO

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
Consolidated Net Income(2)(3)(4)(5)	$250,522	$185,152	$470,188	$205,906
Adjustments to Consolidated Net Income to Arrive at FFO:
Depreciation and amortization from consolidated properties	257,770	230,724	520,316	456,154
Simon's share of depreciation and amortization from unconsolidated entities	94,376	95,850	187,757	192,729
Gain on sale or disposal of assets and interests in unconsolidated entities	(14,349)	(20,024)	(13,765)	(26,066)
Net income attributable to noncontrolling interest holders in properties	(1,939)	(2,560)	(4,050)	(5,223)
Noncontrolling interests portion of depreciation and amortization	(2,100)	(2,005)	(4,210)	(3,977)
Preferred distributions and dividends	(1,313)	525	(2,626)	(6,303)

FFO of the Operating Partnership	$582,967	$487,662	$1,153,610	$813,220

Per Share Reconciliation:
Diluted net income attributable to common stockholders per share	$0.70	$0.52	$1.31	$0.56
Adjustments to arrive at FFO:
Depreciation and amortization from consolidated properties and Simon's share of depreciation and amortization from unconsolidated entities, net of noncontrolling interests portion of depreciation and amortization	0.99	0.93	1.99	1.85
Gain on sale or disposal of assets and interests in unconsolidated entities	(0.04)	(0.06)	(0.04)	(0.07)
Impact of additional dilutive securities for FFO per share	—	(0.01)	—	(0.02)

Diluted FFO per share	$1.65	$1.38	$3.26	$2.32

Details for per share calculations:
FFO of the Operating Partnership	$582,967	$487,662	$1,153,610	$813,220
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises(6)	—	(1,838)	—	3,676

Diluted FFO of the Operating Partnership	582,967	485,824	1,153,610	816,896
Diluted FFO allocable to unitholders	(99,251)	(80,756)	(196,498)	(134,921)

Diluted FFO allocable to common stockholders	$483,716	$405,068	$957,112	$681,975

Basic weighted average shares outstanding	293,368	292,324	293,225	289,241
Adjustments for dilution calculation:
Effect of stock options	35	290	128	303
Impact of Series I preferred unit conversion	—	101	—	479
Impact of Series I preferred stock conversion	—	472	—	3,527

Diluted weighted average shares outstanding	293,403	293,187	293,353	293,550
Weighted average limited partnership units outstanding	60,202	58,451	60,226	58,076

Diluted weighted average shares and units outstanding	353,605	351,638	353,579	351,626

Basic FFO per share	$1.65	$1.39	$3.26	$2.34
Percent Change	18.7%		39.3%
Diluted FFO per share	$1.65	$1.38	$3.26	$2.32
Percent Change	19.6%		40.5%

SIMON
Footnotes to Reconciliation of Non-GAAP Financial Measures
Unaudited

Notes:

(1)
This report contains measures of financial or operating performance that are not specifically defined by accounting principles generally accepted in the United States ("GAAP"), including funds from operations ("FFO") and FFO per share. FFO is a performance measure that is standard in the REIT business. We believe FFO provides investors with additional information concerning our operating performance and a basis to compare our performance with those of other REITs. We also use these measures internally to monitor the operating performance of our portfolio. We believe these measures provide investors with a basis to compare our current operating performance with previous periods in which we did not have those charges. Our computation of these non-GAAP measures may not be the same as similar measures reported by other REITs.

  The Company determines FFO based upon the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company determines FFO to be our share of consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of previously depreciated operating properties, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP.

  The Company has adopted NAREIT's clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting changes, or a gain or loss resulting from the sale of previously depreciated operating properties. We include in FFO gains and losses realized from the sale of land, outlot buildings, marketable and non-marketable securities, and investment holdings of non-retail real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)
Includes the Company's share of gains on land sales of $1.7 million and $1.4 million for the three months ended June 30, 2011 and 2010, respectively, and $4.4 million and $3.1 million for the six months ended June 30, 2011 and 2010, respectively.

(3)
Includes the Company's share of straight-line adjustments to minimum rent of $8.1 million and $9.6 million for the three months ended June 30, 2011 and 2010, respectively, and $15.4 million and $14.1 million for the six months ended June 30, 2011 and 2010, respectively.

(4)
Includes the Company's share of the amortization of fair market value of leases from acquisitions of $5.9 million and $4.9 million for the three months ended June 30, 2011 and 2010, respectively, and $11.7 million and $9.8 million for the six months ended June 30, 2011 and 2010, respectively.

(5)
Includes the Company's share of debt premium amortization of $2.1 million and $2.7 million for the three months ended June 30, 2011 and 2010, respectively, and $4.7 million and $6.4 million for the six months ended June 30, 2011 and 2010, respectively.

(6)
Includes dividends and distributions on Series I preferred stock and Series I preferred units. All outstanding shares of Series I preferred stock and Series I preferred units were redeemed on April 16, 2010.

QuickLinks

  Exhibit 99.2
SIMON Joint Venture Statements of Operations Unaudited (In thousands)
SIMON Reconciliation of Non-GAAP Financial Measures(1) Unaudited (In thousands, except as noted)
SIMON Footnotes to Reconciliation of Non-GAAP Financial Measures Unaudited